Exhibit 99.1

CONTACTS:

Media	Investors
Karen Denning	Mike Steele
Office Depot, Inc.	Office Depot, Inc.
630-864-6050	561-428-3657
Karen.Denning@officedepot.com	Michael.Steele@officedepot.com

Office Depot, Inc. Shareholders Overwhelmingly Approve Acquisition by Staples

Preliminary vote count indicates a 99.5 percent approval for the acquisition; all other ballot items also approved

Boca Raton, Fla., Jun. 19, 2015 — Office Depot, Inc. (NASDAQ: ODP), a leading global provider of office products, services, and solutions, which entered into a definitive agreement on February 4, 2015, to be acquired by Staples Inc. (NASDAQ: SPLS), today announced that its shareholders have overwhelmingly approved the proposal for Staples to acquire all of the outstanding shares of the company.

At the Company’s Annual Meeting of Shareholders held today, 99.5 percent of the votes cast were in favor of the transaction. Additionally, all other ballot items were approved.

Final vote counts are anticipated to be released in a regulatory filing on Monday, June 22, 2015.

Under the terms of the agreement, Office Depot shareholders will receive $7.25 in cash and 0.2188 of a share in Staples stock for each Office Depot share. The transaction is expected to close by the end of the calendar year 2015 and remains subject to customary closing conditions, including antitrust regulatory approval.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $16 billion, employs approximately 56,000 associates, and serves consumers and businesses in 56 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.